UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 14, 2005

HIGHLAND HOSPITALITY CORPORATION

(Exact name of registrant as specified in its charter)

Maryland	001-31906	57-1183293
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File No.)	(IRS Employer Identification No.)

8405 Greensboro Drive, Suite 500, McLean, Virginia 22102

(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (703) 336-4901

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

See discussion in Item 2.03.

ITEM 2.01	COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS

On July 14, 2005, Highland Hospitality Corporation (the “Company”), a lodging real estate investment trust, or REIT, acquired the 410-room Wyndham Palm Springs hotel from AP/APH Palm Springs, L.P. for $57 million, plus customary closing costs. The Company entered into a long-term agreement with Crestline Hotels & Resorts, Inc. to manage the property under a Wyndham-license agreement.

ITEM 2.03	CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT

The Company financed a portion of the acquisition with a $37 million financing provided by Connecticut General Life Insurance Company and secured by the Wyndham Palm Springs hotel. The loan bears a fixed annual interest rate of 5.35% and matures on August 1, 2012. Principal payments will commence in August 2007 and will be based on a 30-year amortization period. The loan agreement contains a standard provision that requires the loan servicer to maintain an escrow account over the term of the loan for real estate taxes.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(a) and (b) financial statements of businesses acquired and pro forma financial information

The financial statements and pro forma financial information required by Item 9.01 (a) and 9.01 (b) are currently being prepared. The Company will file the required financial statements and pro forma financial information under the cover of Form 8-K/A as soon as practicable but in no event later than September 27, 2005.

c) The following exhibit is included with this report:

Exhibit 99.1	Press release dated July 15, 2005 announcing the acquisition of the Wyndham Palm Springs hotel.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HIGHLAND HOSPITALITY CORPORATION

Date: July 20, 2005	By:	/s/ Douglas W. Vicari
Douglas W. Vicari Executive Vice President, Chief Financial Officer and Treasurer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press release dated July 15, 2005 announcing the acquisition of the Wyndham Palm Springs hotel.